EXHIBIT 21


                 SUBSIDIARIES OF REGISTRANTS


IDACORP, Inc:

1.   Idaho Power Company (incorporated in Idaho)
2.   Ida-West Energy Company (incorporated in Idaho)
3.   IDACORP Energy Solutions Co. (incorporated in Nevada)
4.   IDACORP Energy Services Co. (incorporated in Nevada)
5.   IDACORP Energy Solutions L.P. (a Delaware limited partnership)



Idaho Power Company


1.   Idaho Energy Resources Company (incorporated in Wyoming)
2.   IDACORP Financial Services, Inc. (incorporated in Idaho)
3.   Stellar Dynamics Inc. (incorporated in Idaho)
4.   Idaho Power Resources Corporation (incorporated in Idaho)
5.   Applied Power Corporation (incorporated in Washington)
6.   Idaho Power Diversified Enterprises Co. (incorporated in Idaho)
7.   Pathnet/Idaho Power Equipment, LLC (a Delaware Limited Liability Company)